EXHIBIT (11)

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                     NALCO CHEMICAL COMPANY AND SUBSIDIARIES

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                                                                      Three Months Ended       Six Months Ended
(Amounts in thousands,                                           June 30,                            June 30,
except per share data)                                           1999             1998            1999             1998
                                                                  ------          -------        ------           -------

Basic

      Average shares outstanding                                 66,161           66,070           65,951          66,079
                                                                =======          =======          =======         =======

      Net earnings                                              $46,137          $41,955          $91,414         $79,956
      Dividends on preferred stock,
       Net of taxes                                              (2,645)          (2,878)          (5,385)         (5,782)
                                                                -------          -------          -------         -------

      Net earnings to common shareholders                       $43,492          $39,077          $86,029         $74,174
                                                                =======          =======          =======         =======


      Per share amounts:
  Net earnings to common shareholders                             $0.66           $0.59             $1.30           $1.12
                                                                =======         =======           =======         =======



Diluted

      Average shares outstanding
       used in Basic earnings per share                          66,161           66,070           65,951          66,079

      Effect of dilutive securities:
       Assumed conversion of
              preferred stock                                     7,085            7,615            7,190           7,639
       Stock options and contingently
              issuable shares                                       419              585              269             684
                                                                -------          -------          -------         -------

              TOTALS                                             73,665           74,270           73,410          74,402
                                                                =======          =======          =======         =======


      Net earnings                                              $46,137          $41,955          $91,414         $79,956
      Additional ESOP expense resulting
       from assumed conversion of
       preferred stock, net of taxes                               (991)          (1,103)          (2,033)         (2,225)
      Income tax adjustment on assumed
       common dividends                                            (288)            (288)            (561)           (574)
                                                                -------          -------          -------         -------

      Net earnings to common shareholders                       $44,858          $40,564          $88,820         $77,157
                                                                =======          =======          =======         =======


      Per share amounts:
  Net earnings to common shareholders                             $0.61           $0.55             $1.21           $1.04
                                                                =======         =======           =======         =======

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